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Exhibit No. 4
Form 8-K
Source Energy Corporation
File No. 0-29129


               IN THE UNITED STATES DISTRICT COURT

               DISTRICT OF UTAH, CENTRAL DIVISION

CRAIG CARPENTER, on his own                  JUDGEMENT
Behalf and derivatively on behalf of
All other shareholders of Source Energy
Corporation, a Utah corporation

          Plaintiff

vs.                                     Civil No. 2:99CV 0332K

SOURCE ENERGY CORPORATION
a Utah corporation, T.R. KRAFT, an
individual, and POINT SOURCE
ENERGY CORPORATION, and Oregon               Magistrate Judge
Alba
Corporation,

          Defendants


      This  matter  is before the court on motion  of  plaintiff,

Craig Carpenter, on his own behalf and derivatively on behalf  of

Source Energy Corporation, a Utah Corporation, who appear through counsel,  seeking  entry  of judgment by defendants  T.R.  Kraft,

Source  Energy Corporation, a Utah corporation, and Point  Source

Energy Corporation, an Oregon corporation.

       The  Court  having  heretofore  stricken  the  answer  and counterclaim filed herein on behalf of the three named defendants and  having reviewed the Verified Amended Complaint and affidavit of  Craig  Carpenter  filed herein by plaintiff  and  good  cause appearing, the Court hereby makes the following

                        FINDINGS OF FACT

     1.   Craig Carpenter ("Carpenter"), the plaintiff herein, is a

          citizen of the State of Utah residing in Salt Lake County and at all material times was a shareholder of defendant Source Energy

          Corporation ("Source").

     2.   Source is a Utah corporation which was formerly known as

          Parker Energy Technology, Inc. ("Parker").

     3.   Point Source Energy Corporation ("Point Source") is  an

          Oregon corporation.

     4.   Defendants T.R. Kraft, Point Source, and Source were duly

          served with process as shown by the files herein, and each of said defendants personally appeared in this Court through

          counsel.  This Court has personal jurisdiction of each defendant.

     5.   This action was not a collusive action brought to confer

          jurisdiction on this Court.

     6.   Carpenter properly brought this action derivatively as a

          representative of Source.

     7.   Notice to the Board of Directors prior to bringing this

          action was futile due to defendants Kraft's control of Source's

          Board of Directors.

     8.   Carpenter is a proper plaintiff to represent the interests of Source as a directive plaintiff.

     9.   Carpenter has advanced attorneys fees and costs in the sum of $15,039.38 to prosecute this case on behalf of Source.

     10.  The parties hereto entered into a written purchase agreement dated May 20, 1997.

     11.  On May 20, 1997, Carpenter was President of Parker, which corporation became Source by terms of the May 20, 1997 agreement and filings made with the State of Utah pursuant thereto.

     12.  Pursuant to the May 20, 1997 agreement, Craig Carpenter,

          Helen G. Carpenter and Kathy Morrison, the existing officers and directors of Parker resigned and appointed defendant Kraft and his nominees as directors of the corporation.

     13.  Pursuant  to the May 20,1997 agreement, Kraft  received

          12,305,800 shares of Source common stock from Source following closing of the May 20, 1997 transaction, which shares were restricted and unregistered and carry a legend showing restricted transferability.

     14.  Pursuant to the May 20, 1997 agreement, Kraft caused the said shares, presently represented by certificates numbered 10208 through 10217,10373, and 10374

          (1  million  shares  each totaling 12  million  shares)

          10219  (105,800  shares), 10220 (100,000  shares),  and

          10222  (100,000  shares) to be issued  to  himself  and

          nominee  family  members.   Subsequently,  certificates

          10207   and   10218  were  canceled  and   the   shares

          represented therein were reissued to Kraft nominees  in

          certificates 10373 and 10374.

     15.  Pursuant  to  the terms of the May 20, 1997  agreement,

          Carpenter delivered to Kraft 9,142,600 shares of Parker which were owned by him.

     16.  To induce the sale of shares by Carpenter which gave control of Parker to defendant Kraft and to induce the resignation of

          Parker's officers and directors including Carpenter, and to induce the election of Kraft and his nominees as directors of

          Parker, Kraft and Point Source represented the following facts to be true:

          A.   That Kraft and Point Source owned and possessed a unique

               technology which would be transferred to Source.

          B.   That Kraft and Point Source, using the said technology, had built at least 1 hydrocarbon process plant with a capacity to refine between 1,000 and 10,000 barrels of oil per stream day

               (BOPSD) and had sold such plant which was in actual operation.

          C.   That Kraft had orders for production of three (3) more such plants.

          D.   That funds had been committed for a private placement of

               Source stock which would produce the funds necessary to build the three plants which had been ordered.

          E.   That the said plants were self operating and could be used in third world countries

     17.  The  factual representations set forth in the preceding paragraph were in fact untrue, false, and fraudulent in that:

          A.   There was no unique technology owned or possessed by T.R.

               Kraft or Point Source.

          B.   No unique hydrocarbon processing plant had ever been built of sold by Kraft or Point Source.

          C.   There were no existing orders for hydrocarbon processing

               plants; and

          D.   There was no committed money for a private placement of

               Source stock.

     18.  The false and fraudulent misrepresentations of Kraft and

          Point Source set forth above, were made to Carpenter and Parker by T.R. Kraft and Point Source knowingly and with scienter to induce Carpenter to sell shares of Parker stock to Kraft and to

          induce  the  signing  of May 20, 1997  agreement.   The

          misrepresentations were relevant to a decision to enter the transaction.

     19.  Defendant Kraft and Point Source used the United States mails and interstate telephone lines to transmit false and fraudulent statements to Carpenter and Parker to induce the May

          20, 1997 agreement and the attendant sale of Carpenter's stock of

          Parker to Kraft.

     20.  As part of the May 20, 1997 transaction, Carpenter delivered

          9,142,600 shares of Parker stock to Kraft.  Following the May 20,

          1997 transaction, Kraft caused the stock of Parker/Source to effect a 1 and 50 reverse split.

     21.  The 9,142,600 shares delivered to Kraft by Carpenter equal

          182,852 current shares of Source stock.

     22.  Carpenter and Parker relied on the misrepresentations of

          Kraft and Point Source in coming to a decision to enter into the

          May 20, 1997 agreement.

     23.  Plaintiffs did not discover and could not reasonably have discovered the misrepresentations of Kraft and Point Source prior to entering into the May 20, 1997 agreement.

     24.  No  assets of any value were ever transferred to Parker

          (Source) by Kraft or Point Source.

     25.  Kraft employed a scheme or artifice to defraud in acquiring the Parker shares by making untrue statements of material facts and engaging in acts which operated as a fraud upon plaintiffs.

     26.  By  virtue  of his position as a director, officer  and majority shareholder of Source following the May 20, 1997

          transaction, T.R. Kraft owed a fiduciary duty to Source.

     27.  Kraft breached his fiduciary duty to Source to the injury of

          Source.

     28.  The actions of plaintiff Carpenter in bringing this action has conferred a benefit on the corporation in causing the

          cancellation of shares which were issued to Kraft for no

          consideration, which act increases the per share value of each remaining share by approximately 400%.

     29.  That plaintiffs have suffered damage in the sum of  $75,000.

          (See Verified Amended Complaint 55, 59, 66, 73).

     30.  Plaintiff Carpenter has expended $15,039.38 in fees and costs to prosecute this case on behalf of himself and Source.

     Where, having made the foregoing findings of fact, the Court herewith makes the following:

                       CONCLUSIONS OF LAW

     1.   This Court has personal jurisdiction of the parties.

     2.   This Court has subject matter jurisdiction pursuant to 28

          U.S.C. Section 1331.

     3.   Venue is proper pursuant to 28 U.S.C. Sections 1391 (1) and

          1402.

     4.   Carpenter meets the requirements of Rule 23.1, Federal Rules of Civil Procedure for bringing a derivative action as a

          representative shareholder of Source.

     5.   Defendants Kraft and Point Source Energy knowingly  and

          willfully, with scienter, made false representations to

          plaintiffs for the purpose of inducing the sale of Parker common stock in violation of 15 U.S.C. 78) and Rule 106>5 (17CRF

          240.10b5) issued thereunder, and in violation of the provisions of  the Utah Securities Act, Utah Code Ann. 61-1-1  and

          specifically, 61-1-22.

6. Plaintiffs are entitled in law to an order of this Court rescinding the May 20, 1997 transaction and returning, as nearly as possible, Source Energy Corporation

          (Parker Energy Technology, Inc.) and Craig Carpenter to

          their  status  prior  to the consummation  of  the  May

          20,1997 agreement.

     7.   Plaintiffs are entitled to an order of the Court that the

          May 20, 1997 agreement, and the transactions carried our pursuant thereto, are void, that the transaction is rescinded, and

          returning them, as closely as possible, to their position prior to the transaction.

     8.   Plaintiffs are entitled to an order of the Court requiring

          Kraft and Point Source to return to plaintiffs the shares

          represented by certificates 10208 through 10217, 10219, 10220,

          10222, 10373 and 10374, for delivery to Carpenter of 182,852 shares and cancellation of the balance pursuant to a rescission of the May 20, 1997 agreement

     9.   Plaintiffs are entitled to an order precluding defendants

          from taking any action to transfer, sell, or hypothecate any of said shares.

     10.  Plaintiff  Carpenter is entitled to an order  requiring defendants to return to hime182,852 post-split shares of Source stock representing the shares transferred to Kraft by him

          pursuant to the May 20, 1997 agreement.

     11.  Plaintiff Source is entitled to an order of this  Court allowing its transfer agent to void the share certificates issued pursuant to the May 20, 1997 agreement and shares issued to Kraft and his nominees as may be necessary to carry out the orders of this Court.

     12.  Carpenter is entitled to recover from defendants and each of them for the benefit of his counsel, reasonable attorneys fees expended in prosecuting this action in the sum of $15,039.38 and to recover from Source the sum of $75,000 as an award for his efforts in providing the benefits he has caused  to  be  received by Source  shareholders  as  a

          result of his efforts in prosecuting this action.

     13.  That plaintiffs have suffered damages in the amount  of

          $75,000.

     14.  Plaintiffs are entitled to an accounting from defendant T.R.

          Kraft for monies Kraft received from transactions involving sale of Source Energy stock ad monies or benefits received from

          Source.

     15.  Plaintiffs  are entitled to recover treble damages  and attorneys fees pursuant to Utah Code Ann. 61-1-22.

     Based upon the foregoing, it is hereby ORDERED, ADJUDGED and

DECREED as follows:

      Judgement  is  hereby entered on behalf of  plaintiffs  and against defendants as follows:

     1.   The transaction between plaintiffs and defendants herein,

          represented by the agreement dated May 20, 1997 is hereby

          adjudged to be rescinded and void.  It is ordered that Source,

          formerly Parker, be returned, as nearly as possible, to its status prior to consummation of the said agreement and further,

          that the resignations of the officers and directors of Parker

          Energy Technology, Inc., executed pursuant to the May 20, 1997 agreement are declared to be void.  The appointment of officers and directors of Source subsequent to the May 20, 1997 agreement,

          and any of their successors is declared to be void and of no force or effect.  It is ordered that the officers and directors of Parker Energy Technology, Inc., existing prior to the May 20,

          1997 agreement, to wit, Craig Carpenter, Helen G. Carpenter, and

          Kathy Morrison, be, and hereby are, appointed and reinstated as the Board of Directors of Source Energy Corporation.

     2.   That the 12,305,800 shares represented by certificates 10208 through 10217, 10219, 10220, 10222, 10373 and 10374, presently in the name of or control of T. R. Kraft, and all other shares, held or owned by defendants, be returned  to the plaintiffs with

          182,852 of said shares being delivered to Craig Carpenter and the balance of the certificates being canceled by Source.  For the purpose of placing as nearly as possible, the plaintiffs in the position they occupied prior to consummating the May 20, 1997 agreement.  It is further ordered that the corporation's transfer agent, as agent of Source; take such steps as are necessary to carry out the order of the Court.

     3.   That plaintiff Craig Carpenter, for the benefit of  his

          counsel, be granted judgment against defendants T. R. Kraft,

          Point Source Energy and Source Energy for the sum of $15,039.38

          as reasonable attorneys fees for prosecuting this action.

     4.   For an award to Craig Carpenter in the amount of $75,000

          against defendant Source Energy Corporation to compensate him for the benefit conferred on Source Energy Corporation shareholders in prosecuting this action.

     5.   For an award to Source and against defendants T. R. Kraft

          for the sum of $75,000 as damages.

     6.   For judgment in favor of plaintiff and against defendants

          and each of them for reasonable attorneys fees of $15,039.38 and for costs incurred in bringing this action.

     7.   For an order that the judgments in favor of plaintiffs and

          T.R. Kraft in the sum of $75,000, be trebled pursuant to Utah

          Code Ann. Section 61-1-22.

     It  is further ordered that defendant T.R. Kraft account  to plaintiffs Source Energy Corporation and Craig Carpenter for  all

monies  received  by  him since May 20, 1997 from  Source  Energy

Corporation  or  resulting from proceeds of the  sale  of  Source

Energy Corporation shares.



     DATED this 10th day of March, 2000.


                              /s/
                              U.S. District Judge